Exhibit 10.4

                              EMPLOYMENT AGREEMENT

This  agreement  is  between  Barrington  L.  Simon,  CEO,   representing  Light
Management Group, Inc. (LMGI) and Donald J. Iwacha regarding the position of President of LMGI.

For the compensation detailed below, Donald J. Iwacha will be President of LMGI with particular responsibilities for managing the operational aspects of LMGI. In addition, participation in the management of public aspects of LMGI is included. Donald J. Iwacha will report to Barrington L. Simon.

The compensation particulars of the agreement are as follows:

1. The starting salary will be $110,000.00 Cdn per year. The salary will be increased to $135,000.00 Cdn per year on January 1, 2000. The salary will be increased to $160,000.00 Cdn on July 1, 2000. Subsequent salary reviews will take place, at a minimum, on the employment anniversary date, July 19th.

2. Twenty thousand (20,000) shares of LMGI stock will be provided on the employment starting date July 19, 1999, as well as a stock option valued at two times (2X) annual salary, at a price point of $US2.00. Stock options valued as above will be offered every subsequent employment anniversary date with the price point effective at the close of business on the respective anniversary date.

3. Benefits, pension and annual incentive / bonus will be developed as part of the company infrastructure which will be built within the next 12 months.

4. Paid vacation entitlement will be 4 weeks in the first three (3) years. In succeeding years, the entitlement will be five (5) weeks. There shall be a maximum carry-over of five (5) days in any given year.

5. A Company car will be provided, with a turn over every two years. The level/value of the car shall reflect the position of President. Insurance, maintenance and gasoline costs will be paid by LMGI.

6. Normal business expenses, such as travel, meals and entertainment, etc. will be paid by LMGI. Expense reports, with receipts, will be submitted weekly/monthly as required.

7. Other items required to conduct business to the level that is required, such as a cellular phone, laptop computer (or suitable alternate), etc. will be provided by LMGI.

8.      Performance reviews will be held at least once per year.

Dated July 19, 1999.


        /s/ Barrington L. Simon             /s/ Donald J. Iwacha
        -------------------------           ----------------------------
        Barrington L. Simon, CEO            Donald J. Iwacha


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